GLOBAL CUSTODIAL SERVICES

AGREEMENT

TABLE OF CONTENTS

THIS GLOBAL CUSTODIAL SERVICES AGREEMENT is made on the 15th day of July, 2003, by and between each investment company identified on Appendix A attached hereto (each hereinafter referred to as the “Client”) individually and severally, and not jointly and severally, and Citibank, N. A. (the “Custodian”).

1.      DEFINITIONS

     “Agreement” means this Global Custodial Services Agreement, as amended from time to time, and any other terms and conditions agreed upon by the Client and the Custodian in writing from time to time in connection with this Agreement.

     “Assured Income Payment Service” means the Custodian’s services in which interest, dividends or other such periodic income, to which the Client is entitled, on Securities specified by the Custodian from time to time at its absolute discretion, are credited to the Custody Cash Account in respect of such Securities.

     “Assured Income Payment Standards” means the terms and conditions governing the Assured Income Payment Service, as such terms and conditions are amended and/or supplemented from time to time by, and at the absolute discretion of, the Custodian.

     “Assured Payment” means, in relation to those Securities specified by the Custodian under the Assured Income Payment Service, an amount equal to the interest, dividends or periodic income that is due to the Client in respect of such Securities less any taxes, duties, levies, charges or any other withholding payments payable in respect of such interest, dividends or periodic income.

     “Assured Payment Date” means, in relation to the payment of any interest, dividend or periodic income of any particular Securities specified by the Custodian under the Assured Income Payment Service, the date on which such interest, dividend or periodic income is normally payable in respect of such Securities or such other date as may be notified by the Custodian to the Client from time to time.

     “Authorized Person” means (i) any person who has been authorized by the Client (including, for avoidance of doubt, any officer or employee of such agent or person), by notice in writing to the Custodian, to act on its behalf in the performance of any act, discretion or duty under this Agreement, or (ii) any other person holding a duly executed power of attorney from the Client which is in a form acceptable to the Custodian.

     “Branch” means any branch or office of Citibank, N.A.

     “Citicorp Organization” means Citicorp and any company of which Citicorp is, now or hereafter, directly or indirectly a shareholder or owner. For the purposes of this Agreement, each Branch shall be deemed to be a separate member of the Citicorp Organization.

     “Clearance System” means The Federal Reserve Bank of New York, The Depository Trust Company, Participants Trust Company, Cedel Bank, S.A., the Euroclear System operated by Morgan Guaranty Trust Company of New York, the CREST system operated by CREST CO. Limited, the Central Money Markets Office, the Central Gilts Office and such other clearing agency, settlement system or depository as may from time to time be used in connection with transactions relating to Securities, and any nominee, clearing agency, or depository for any of the foregoing.

     “Custody Account” means the custody account or accounts in the name of the Client and/or such other name as the Client may reasonably designate, for the deposit of any Property (other than cash) from time to time received by the Custodian for the account of the Client.

     “Custody Cash Account” means the cash account or accounts, which, at the discretion of the Client, may be either a subaccount(s) of the Custody Account or a demand deposit account(s), in the name of the Client and/or such other name as the Client may reasonably designate, for the deposit of cash in any currency received by the Custodian from time to time for the account of the Client, whether by way of deposit or arising out of or in connection with any Property in the Custody Account.

     “Deposit” includes, with respect to any Securities not physically maintained in the possession of the Custodian (e.g. with a Clearance System or Subcustodian), the crediting of such Securities to the Custody Account.

     “Fee Agreement” means the agreement between the Custodian and the Client setting forth the fees, costs and expenses to be paid by the Client to the Custodian in connection with the custodial services provided pursuant to this Agreement, as such fee agreement may be amended at the Custodian’s reasonable discretion from time to time by prior written agreement of the Custodian and the Client.

     “Hold” includes, with respect to any Securities not physically maintained in the possession of the Custodian (e.g. with a Clearance System or Subcustodian), maintaining the credit of such Securities to the Custody Account.

     “Instructions” means any and all instructions received by the Custodian from, or reasonably believed by the Custodian in good faith to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Custodian and on such terms and conditions as the Custodian and the Client may agree from time to time.

     “person” means any person, firm, company, corporation, government, state or agency of a state, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

     “Property” means, as the context requires, all or any part of any Securities, cash, or any other property from time to time held for the Client under the terms of this Agreement.

     “Rules” means any statutes, rules and regulations (whether of a local regulatory authority, stock exchange or other entity) in any jurisdiction with which the Custodian may from time to time be required to comply in the provision of its services hereunder.

     “Securities” means bonds, debentures, notes, stocks, shares, securities or other financial assets including, but not limited to instruments commonly known as derivatives, acceptable to the Custodian and all moneys, rights or property which may at any time accrue or be offered (whether by way of bonus, redemption, preference, option or otherwise) in respect of any of the foregoing and any certificates, receipts, warrants or other instruments (whether in registered or unregistered form) representing rights to receive, purchase or subscribe for any of the foregoing or evidencing or representing any other rights or interests therein (including, without limitation, any of the foregoing not constituted, evidenced or represented by a certificate or other document but by an entry in the books or other permanent records of the issuer, a trustee or other fiduciary thereof, a Clearance System or other person).

     “Service Standards” means any written service standards governing the day to day operations of the custodial services which may be provided to the Client pursuant to this Agreement subject to such modifications as may be agreed to by the Custodian and the Client.

     “Subcustodian” means a subcustodian (other than a Clearance System) appointed by the Custodian for the safe-keeping, administration, clearance and settlement of Securities.

     “Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of the Property, the transactions effected under this Agreement or the Client; PROVIDED THAT Taxes does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its agents.

     “1940 Act” means the United States Investment Company Act of 1940.

2.      APPOINTMENT OF CUSTODIAN

(A)     The Client hereby appoints the Custodian to act as its custodian in accordance with the terms hereof and authorizes the Custodian to establish on its books, on the terms of this Agreement, the Custody Account, to be designated to show that the Securities belong to the Client and are segregated from the Custodian’s assets and the Custody Cash Account.

(B)     Subject to the express terms of this Agreement, the Client understands and agrees that the obligations and duties hereunder of the Custodian shall be performed only by the Custodian or its agents, and shall not be deemed obligations or duties of any other member of the Citicorp Organization unless appointed by the Custodian, as contemplated hereby. The Client agrees that the Custodian may register or record legal title to any Securities in the name of a nominee company or a Subcustodian in the Citicorp Organization and may appoint a member of the Citicorp Organization to be a Subcustodian; provided, however, the Custodian’s books and records shall reflect that such securities are held for the benefit of the Client.

(C)     The Client agrees to take any such action which may be necessary and to execute further documents and provide such materials and information as may be reasonably requested by the Custodian to enable the Custodian to perform the duties and obligations under this Agreement, including participation in any relevant Clearance System, and will notify the Custodian as soon as it becomes aware of any inaccuracy in such materials or information.

(D)     All custody services by the Custodian hereunder shall be provided in accordance with the Service Standards, a copy of which the Custodian may supply to the Client from time to time. In the event of any conflict between any term of this Global Custodial Services Agreement and any term of the Service Standards, the Global Custodial Services Agreement shall prevail with respect to such term.

(E)     The Client agrees to comply with any relevant security procedures relating to the provision of custody services under this Agreement which may be imposed on the Client by any relevant Clearance System, any relevant securities market, or as may be agreed to between the Client and the Custodian from time to time, as the case may be.

3.      PROPERTY ACCEPTED

(A)     Subject to Section 3(C) below, the Custodian agrees to accept for custody in the Custody Account any Securities which are capable of deposit under the terms of this Agreement.

(B)     Subject to Section 3(C) below, the Custodian agrees to accept for deposit in the Custody Cash Account, cash in any currency (which shall, if necessary, be credited by the Custodian to different accounts in the currencies concerned), such cash to be owed to the Client by the Custodian as banker.

(C)     The Custodian may in its reasonable discretion refuse to accept (in whole or in part) any proposed deposit in either the Custody Account or the Custody Cash Account if the Custodian reasonably believes that the acceptance of such deposit would violate any law, rule, regulation, practice or policy to which the Custodian is subject. The Custodian shall immediately notify the Client of any such refusal and shall, to the extent possible without any such violation, establish lawful custody thereof subject to Client’s approval.

4.      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

(A)     The Client hereby represents, warrants and undertakes to the Custodian that:

(i)      it is duly organized and validly existing under the laws of the jurisdiction of its organization;

(ii)     during the term of this Agreement it (and any person on whose behalf it may act as agent or otherwise in a representative capacity) has and will continue to have, or will take all action necessary to obtain, full capacity and authority to enter into this Agreement and to carry out the transactions contemplated herein, and has taken and will continue to take all action to authorize the execution, delivery and performance of obligations of the Client, and the validity and enforceability of such obligations and the rights of the Custodian, under this Agreement;

(iii)     except as provided in Clause 16 of this Agreement or resulting from acts of the Custodian, the Client shall, at all times be entitled or otherwise authorized to deal with, and dispose of, all or any part of the Property, whether through a relevant Clearance System or otherwise, except for any necessary government consents in any applicable jurisdiction; (which Client shall use commercially reasonable efforts to obtain).

(iv)

Subject to paragraph 14(N), it will assert its interest in Property held by the Custodian in any Clearance System only in such a way as could not prevent a transfer of title to a unit of such Property by the Custodian (or by any other person) where such transfer is required by the Clearance System; provided that nothing further shall limit the Client’s rights pursuant to Section 15 hereof.

(v)	this Agreement is legal, valid and binding on the Client;

(vi)

on or prior to the execution of this Agreement, the Client has provided to the Custodian certified true copies of evidence of the due authorization for the execution, delivery and performance of this Agreement;

(vii)

except as provided in Clause 16 of this Agreement, all Property deposited with the Custodian shall, at all times, be free from all charges, mortgages, pledges or other such encumbrances, other than arising in connection with settlement, or to the extent resulting from the acts of the Custodian.

The Client agrees to inform the Custodian promptly if any statement set forth in this Section 4(A) ceases to be true and correct as of any date after the date hereof.

(B)     The Custodian hereby represents, warrants and undertakes to the Client that:

(i)     it is duly organized and validly existing under the laws of the jurisdiction of its organization;

(ii)     during the term of this Agreement it has and will continue to have, or will take all action necessary to obtain, full capacity and authority to enter into this Agreement and to carry out the transactions contemplated herein, and has taken and will continue to take all action (including, without limitation, the obtaining of all necessary governmental consents in any applicable jurisdiction) to authorize the execution, delivery and performance of the obligations of the Custodian, and the validity and enforceability of such obligations and the rights of Client under this Agreement; and

(iii)     this Agreement is legal, valid and binding on the Custodian.

The Custodian agrees to inform the Client promptly if any statement set forth in this Section 4(B) ceases to be true and correct as of any date after the date hereof.

5.      INSTRUCTIONS

(A)

The Custodian may, in its absolute discretion and without liability on its part, except for negligence, rely and act upon (and the Client shall be bound by) any Instructions. Instructions shall continue in full force and effect until canceled or superseded; PROVIDED THAT any Instruction canceling or superseding a prior Instruction must be received by the Custodian at a time and in a manner that accords the Custodian a reasonable opportunity to act upon such Instruction. The Custodian shall be entitled to rely upon the continued authority of any Authorized Person to give Instructions until the Custodian receives notice from the Client to the contrary.

(B)     Instructions shall be governed by and carried out subject to the prevailing laws, Rules, operating procedures and market practice of any relevant stock exchange, Clearance System or market where or through which they are to be executed or carried out, and shall be acted upon only during banking hours (including applicable cut-off times) and on banking days when the applicable financial markets are open for business.

(C)     Instructions delivered to the Custodian by telephone or facsimile shall be promptly confirmed in writing, by tested telex, SWIFT, letter, the Custodian’s proprietary electronic banking system or as provided in the Service Standards, such confirmation shall, where relevant, be made by an Authorized Person. However, the Custodian may, in its absolute discretion, rely and act upon telephone or facsimile Instructions before the written confirmation is received.

(D)     The Custodian has offered the Client security procedures for the transmission of Instructions to the Custodian (and the Client acknowledges that it has received the same and agrees that the security procedures mutually agreed to by the Client and the Custodian are commercially reasonable). As long as the Custodian acts in compliance with such security procedures and this Section 5, it shall have no further duty to verify the identity or authority of the person giving or confirming, or the genuineness or contents of, any Instruction.

(E)     The Custodian is authorized to rely upon any Instructions received by any means, provided that the Custodian and the Client have agreed upon the means of transmission and the method of identification for such Instructions.

(F)     Instructions are to be given in the English language. The Custodian may in its reasonable discretion and without any liability on its part, act upon what it reasonably believes in good faith such Instructions to be; notwithstanding any other provision hereof, the Custodian shall have the right, in its reasonable discretion to refuse to execute any such Instruction that the Custodian believes in good faith to be unauthorized or erroneous, in which event the Custodian shall notify the Client of such refusal and the reasons therefor without undue delay.

(G)     The Client agrees to be bound by any Instructions reasonably believed by the Custodian to be genuine, whether or not authorized, given to the Custodian in the Client’s name and accepted by the Custodian without negligence in accordance with the provisions of this Section 5.

6.      PERFORMANCE BY THE CUSTODIAN

(A)      Custodial duties not requiring further Instructions. In the absence of contrary Instructions, the Custodian is authorized by the Client to, and where applicable, the Custodian shall promptly, carry out the following actions in relation to the Property:

(i)     except as otherwise provided in this Agreement, separately identify the Property on its records as being held for the account of the Client and segregate all Property held on behalf of the Client by the Custodian from the assets of the Custodian;

(ii)     sign any affidavits, certificates of ownership or other certificates relating to the Property which may be required by any tax or regulatory authority or under the laws of any relevant jurisdiction, whether governmental or otherwise, and whether relating to ownership, or income, capital gains or other tax, duty or levy (and the Client further agrees to ratify and to confirm or to do, or to procure the doing of, such things as may lawfully be necessary or appropriate to complete or evidence the Custodian’s actions under this Section 6(A)(ii) or otherwise under the terms of this Agreement);

(iii)	collect and receive, for the account of the Client, all income, payments and distributions in respect of the Property, and credit the same to the Custody Cash Account;

(iv)     take any action which is necessary and proper in connection with the receipt of income, payments and distributions as are referred to in Section 6(A)(iii) above, including, without limitation, the presentation of coupons and other interest items;

(v)     collect, receive and hold for the account of the Client any capital arising out of or in connection with the Property whether as a result of it being called or redeemed or otherwise becoming payable and credit the same to the Custody Cash Account;

(vi)     take any action which is necessary and proper in connection with the receipt of any capital as is referred to in Section 6(A)(v) above, including, without limitation, the presentation for payment of any Property which becomes payable as a result of its being called or redeemed or otherwise becoming payable and the endorsement for collection of checks, drafts and other negotiable instruments;

(vii)     take any action which is necessary and proper to enable the Custodian to provide services to the Client within, and to observe and perform its obligations in respect of, any relevant Clearance System;

(viii)     collect, receive and hold for the account of the Client all Securities received by the Custodian as a result of a stock dividend, share sub-division or reorganization, capitalization of reserves or otherwise;

(ix)	take any action which is necessary and proper in connection with the receipt of Securities referred to in Section 6(A)(viii) above;

(x)     exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates and hold such definitive and/or new certificates in the Custody Account;

(xi)     make cash disbursements for any expenses incurred in handling the Property and for similar items in connection with the Custodian’s duties under this Agreement in accordance with the Fee Agreement, and debit the same to the Client Cash Account or any other account of the Client with the Custodian;

(xii)

deliver to the Client transaction advices and/or regular statements of account showing the Property held at such intervals as may be agreed between the parties hereto but subject always to applicable Rules; and

(xiii)

monitor on a continuing basis the custody risks associated with maintaining assets with any Eligible Securities Depository (as defined in Rule 17f-7 under the 1940 Act) with which the Client maintains or proposes to maintain assets pursuant to this Agreement, and promptly notify the Client of any material change in such risks (Custodian having delivered to Client an analysis of the custody risks associated with maintaining assets with each such Eligible Securities Depository);

The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 6(c)(xii) above

(B)     Custodial duties requiring Instructions. The Custodian is authorized by the Client to, and where applicable, the Custodian shall, carry out the following actions in relation to the Property only upon receipt of and in accordance with specific Instructions:

(i)     make payment for and receive Property, or deliver or dispose of Property;

(ii)     (subject to Section 7(C)) deal with subscription, rights, bonus or scrip issues, conversions, options, warrants and other similar interests or any other discretionary right in connection with the Property; and

(iii)     subject to the agreement of the Custodian, to carry out any action other than those mentioned in Section 6(A) above.

7.      REGISTRATION AND OTHER ACTION

(A)     The Client understands and agrees that, except as may be specified in the Service Standards, Property shall be registered as the Custodian may direct either in the name of the Custodian, Subcustodian or Clearance System, or nominee of any of them, in the jurisdiction where the Property is required to be registered or otherwise held; provided, however that the books and records of the Custodian shall reflect that such securities are held for the benefit of the Client. Where feasible, the Custodian will arrange on written request by the Client for the registration of Property with the issuer or its agent in the name of the Client or its nominee. The Client understands and agrees, however, that the Custodian shall have discretion to determine whether such direct registration is feasible.

(B)     The Custodian shall, to the extent reasonably possible, notify, make available or deliver to the Client, in a timely manner, all official notices, circulars, reports and announcements that are received by the Custodian in such capacity concerning the Securities held on the Client’s behalf that require discretionary action.

(C)     The Custodian shall provide proxy services to the Client only where there is a separate agreement in relation to proxy services between the Custodian and the Client.

(D)     Upon receipt of each transaction advice and/or statement of account, the Client shall examine the same and notify the Custodian within sixty (60) days of the date of any such advice or statement of any discrepancy between Instructions given and the situation shown in the transaction advice and/or statement, and/or of any other errors therein. In the event that the Client does not inform the Custodian in writing of any exceptions or objections within sixty (60) days after the date of such transaction advice and/or statement, the Client shall be deemed to have approved such transaction advice and/or statement.

8.      CUSTODY CASH ACCOUNT PAYMENTS

(A)     Except as otherwise provided herein, the Custodian shall make, or cause its agents to make, payments of cash credited to the Custody Cash Account:

(i)     in connection with the purchase of Property (other than cash) for the account of the Client in accordance with Instructions;

(ii)     in payment for the account of the Client of (A) all Taxes, fees, costs and expenses reasonably incurred by the Custodian or its agents under or in connection with the terms of this Agreement; provided however, no such payments shall be made for any unusual or non-routine claims or liabilities unless prior notice is given and the Client consent is obtained and (B) all amounts owed to the Custodian pursuant to the Fee Agreement;

(iii)     for payments to be made in connection with the conversion, exchange or surrender of Property held in the Custody Account;

(iv)     pursuant to assured payment obligations incurred in the capacity of settlement bank on behalf of the Client within a relevant Clearance System;

(v)     for other purposes as may be specified by the Client in its Instructions; or

(vi)     upon the termination of this Agreement on the terms hereof;

PROVIDED THAT, unless otherwise agreed, the payments referred to above shall not exceed the funds available in the Custody Cash Account at any time. The Client shall promptly reimburse the Custodian for any advance of cash or any such taxes, charges, expenses, assessments, claims or liabilities upon request for payment. Notwithstanding the foregoing, nothing in this Agreement shall obligate the Custodian to extend credit, grant financial accommodation or otherwise advance moneys to the Client or assume financial risk on behalf of the Client for the purpose of meeting any such payments or otherwise carrying out any Instructions.

(B)     Unless otherwise provided herein, the proceeds from the sale or exchange of Property will be credited to the Custody Cash Account on the date the proceeds are actually received by the Custodian.

9.      ASSURED INCOME PAYMENT SERVICE

     The Custodian may, at its absolute discretion, offer the Client an Assured Income Payment Service in respect of specific Securities, as may be notified by the Custodian to the Client from time to time. In relation to any such Securities, the Custodian may, at its absolute discretion, cause the Custody Cash Account to be credited with an Assured Payment on the Assured Payment Date relevant thereto; PROVIDED THAT the Custodian shall be entitled to reverse any credit (in whole or in part) made in respect of that Assured Payment if the Custodian fails to receive the full amount corresponding to such Assured Payment within a reasonable time, as determined by the Custodian in its absolute discretion, after the relevant Assured Payment Date, for any reason whatsoever other than as a result of the negligence or willful default of the Custodian.

     The Assured Income Payment Service shall be provided by the Custodian in accordance with the Assured Income Payment Standards.

10.      WITHDRAWAL AND DELIVERY

     Subject to the terms of this Agreement, the Client may at any time demand withdrawal of all or any part of the Property in the Custody Account and/or the Custody Cash Account. Delivery of any Property will be made without undue delay at the expense of the Client at such location as the parties hereto may agree; PROVIDED THAT if the Custodian has effected any transaction on behalf of the Client the settlement of which is likely to occur after a withdrawal pursuant to this Section 10, then the Custodian shall be entitled in its absolute discretion to close out or complete such transaction and to retain sufficient funds from the Property for that purpose.

11.      ACCESS AND RECORDS

(A)     Access to the Custodian’s Records. Except as otherwise provided in this Agreement, during the Custodian's regular business hours and upon receipt of reasonable notice from the Client, any officer or employee of the Client, any independent public accountant(s) selected by the Client and any person designated by any regulatory authority having jurisdiction over the Client shall be entitled to examine on the Custodian's premises Property held by the Custodian and the Custodian's records regarding Property deposited with entities authorized to hold Property in accordance with Section 12 hereof, but only upon the Client's furnishing the Custodian with Instructions to that effect; PROVIDED THAT such examination shall be consistent with the Custodian's obligations of confidentiality to other parties.

(B)     Access to Third Party Records. The Custodian shall also, subject to restrictions under applicable laws and regulations, use its best efforts to obtain from any entity with which the Custodian maintains the physical possession or book-entry record of any of the Property in the Custody Account or the Custody Cash Account such records as may be required by the Client or its agents.

12.      USE OF AGENTS

(A)     The Custodian is authorized subject to any relevant Rules, to appoint agents (each an “agent”, which term includes, without limitation, service providers and Subcustodians, but not Clearance Systems, and which agents may be a member or members of the Citicorp Organization) and to participate in Clearance Systems, whether in its own name or that of the Client, and whether by participation as a member, sponsor or settlement bank within the Clearance System, to perform any of the duties of the Custodian under this Agreement. The Custodian may delegate to any such agent or Clearance System any of its functions under this Agreement, including, without limitation, the collection of any payment or payments, whether of an income or a capital nature, due on the Property.

(B)     In the selection and use of such agents and participation in such Clearance Systems, the Custodian shall comply with any relevant Rules, and shall be responsible only for the negligence in the selection of such agents and Clearance Systems and shall use reasonable care, prudence and diligence in such selection and use, but shall otherwise have no responsibility for the performance by such agents or Clearance System of any of the duties delegated to them under this Agreement; notwithstanding the foregoing, the Custodian shall be responsible for the negligence, fraud or willful default of any Subcustodian that is a Branch or subsidiary of Citibank, N.A., or any Subcustodian or agent appointed to safekeep property in the United States (other than a Clearance System) including without limitation, the failure of any such Subcustodian to exercise reasonable care, prudence and diligence in the performance of the service for which it was appointed, and shall have the same level of responsibility to the Client for any nominee company controlled by the Custodian or by any of the Custodian’s affiliated companies as the Custodian has for itself, and shall take all action necessary on behalf of the Client to obtain recoveries claimed by Client.

(C)     Subject to any relevant Rules and regulations, the Property may be deposited with any Subcustodian deemed appropriate by the Custodian or in any Clearance System deemed appropriate by the Custodian or a Subcustodian, as the case may be; provided that Property shall not be held outside of the United States unless (i) the Client has identified that it is an investment for which the primary market is outside the United States or cash and cash equivalents and (ii) deposited in an Eligible Foreign Custodian approved by the Custodian as the Client’s Foreign Custody Manager pursuant to Rule 17f-5 under the 1940 Act or an Eligible Securities Depository (as defined in Rule 17f-7 under the 1940 Act). Property held in any Clearance System shall be subject to the rules or operating procedures of such Clearance System, including rules regarding supervision or termination of membership of such Clearance System, and such further information provided by the Custodian to the Client, or acknowledgments or agreements which may be required from the Client, for the purposes of this Section 12(C) in connection with use of a Clearance System from time to time. The Custodian will direct each Subcustodian and Clearance System to separately identify on its books Securities held by it pursuant to this Agreement as being held for the account of the Custodian’s customers. The Custodian will direct each Subcustodian and Clearance System to segregate any such Securities held by such entity from the assets of the Custodian and such entity. The Custodian shall take all reasonable steps to insure that Securities are separately identified and segregated.

The Client is hereby advised that, where the Custodian arranges for any Property to be held overseas, there may be different settlement, legal and regulatory requirements in overseas jurisdictions from those applying in the United States, together with different practices for the separate identification of the Client’s Property.

13.      CITICORP ORGANIZATION INVOLVEMENT

(A)     To the extent permitted by applicable law, the Client hereby authorizes the Custodian without the need for the Custodian to obtain the Client’s prior consent:

(i)     when acting on Instructions to purchase and/or sell Property from, to or through itself or any other member of the Citicorp Organization and from and/or to any other customer of the Custodian or any other member of the Citicorp Organization; and

(ii)

to obtain and keep, without being liable to account to the Client, any commission payable by any third party or any other member of the Citicorp Organization in connection with dealings arising out of or in connection with the Custody Account and/or the Custody Cash Account, but not to exceed usual and customary commissions.

(B)     The Client agrees and understands that if in accordance with Instructions, an investment is made in any property, held, issued or managed by any member of the Citicorp Organization, then such member of the Citicorp Organization may retain a usual and customary profit arising therefrom (in addition to the charges, commissions and fees payable by the Client under this Agreement) without being liable to account to the Client for such profit.

(C)     The Client agrees and understands that (i) the Custodian and other members of the Citicorp Organization may have banking or other business relationships with issuers of Securities held in the Custody Account or Securities purchased and sold for the Custody Account, and (ii) the Custodian shall not have any obligations to the Client as a result of such relationships.

14.      SCOPE OF RESPONSIBILITY

(A)     Subject to the terms hereof, the Custodian shall use all reasonable care in the performance of its duties under this Agreement and will exercise the due care of a professional custodian for hire with respect to the Property in its possession or control. The Custodian will not be responsible for any loss or damage suffered by the Client as a result of the Custodian performing such duties unless the loss or damage results from the Custodian’s negligence, willful misconduct or fraud or the negligence, willful misconduct or fraud of its nominees or any branch or subsidiary (or subcustodian or agent appointed to safekeep Property in the United States, other than a Clearance System); in the event of such negligence or willful misconduct the liability of the Custodian in connection with the loss or damage will not exceed (i) the lesser of the current replacement cost of any Securities or the market value of the Securities to which such loss or damage relates at the time the Client reasonably should have been aware of such negligence or willful misconduct, plus (ii) compensatory interest up to that time at the rate applicable to the base currency of the Custody Cash Account. Under no circumstances will the Custodian be liable to the Client for consequential loss or damage, even if advised of the possibility of such loss or damage.

(B)          The Custodian is not obliged to maintain any insurance on the Property held under the terms of this Agreement.

(C)     In the event that any law, regulation, decree, order or government act, custom, procedure or practice to which the Custodian, or any Subcustodian or Clearance System is subject, or to which the Property is subject, prevents or limits the performance of the duties and obligations of the Custodian, or any Subcustodian or Clearance System then, upon notice thereof to the Client only to the extent so limited, until such time as the Custodian, Subcustodian or Clearance System is again able to perform such duties and obligations hereunder, such duties and obligations of the Custodian, Subcustodian or Clearance System shall be suspended. For purpose of this Section 14 (C) customs, practices or procedures means such matters affecting settlement of securities transactions and the safekeeping of assets as the Custodian as a foreign custody manager would be required to consider in determining that assets maintained in a custody arrangement in a country provide reasonable care and any change in such as would require the foreign custody manager to advise the Client.

(D)     Neither the Custodian nor any member of the Citicorp Organization shall be responsible for any loss or damage, or failure to comply or delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any reason, cause or contingency beyond its reasonable control, including (without limitation) natural disasters, nationalization, currency restrictions, act of war, act of terrorism, act of God, postal or other strikes or industrial actions, or the failure, suspension or disruption of any relevant stock exchange, Clearance System or market.

(E)     The Custodian does not warrant or guarantee the authenticity or validity of any Security or other Property received by the Custodian, or any other entity authorized to hold Property under this Agreement. If the Custodian becomes aware of any defect in title or forgery of any Property, the Custodian shall promptly notify the Client.

(F)     The Client shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or collections relating to the Property as may be requested by any relevant authority, whether governmental or otherwise, and for the payment of all unpaid calls, Taxes (including without limitation any value added tax), imposts, levies or duties due on or with respect to any principal, interest or other collections, or any other liability or payment arising out of or in connection with the Property, and in so far as the Custodian is under any obligation (whether of a governmental nature or otherwise) to pay the same on behalf of the Client it may do so out of any Property held by the Custodian pursuant to the terms of this Agreement.

(G)     The Custodian is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Client and the Custodian’s duty is solely to act as a custodian in accordance with the terms of this Agreement.

(H)     Nothing herein shall obligate the Custodian to perform any obligation or to allow, take or omit taking any action which will breach any relevant Rules, or any law, rule, regulation or practice of any relevant government, stock exchange, Clearance System, self-regulatory organization or market.

(I)     The Custodian may at any time suspend or terminate its participation and holding of assets in a Clearance System, and will give reasonable notice to the Client of any such action. In such case, or in the event of suspension as contemplated in Section 14(C) above, the Custodian may arrange for the relevant Securities to be held in certificate form.

(J)     The Custodian shall not be responsible for the acts or omissions, default or insolvency of any broker, counterparty, issuer of Securities or, except as provided in Section 12(B), Subcustodian, agent or Clearance System, provided however that the Custodian shall take all reasonable efforts to recover amounts due from any such broker, counterparty or issuer.

(K)     The Custodian shall not be responsible for the accuracy, content or translation of any notice, circular, report, announcement or other material forwarded to the Client.

(L)     The Custodian shall only have such duties and responsibilities as are specifically set forth or referred to in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Custodian.

(M)     The Custodian agrees to cooperate with the Client to the extent reasonably possible to insure the Custodian’s actions and the holding of Property hereunder are consistent with Rule 17f-4 and Rule 17f-5 under the 1940 Act and 17f-7 under the 1940 Act; provided however, in performing its obligations with respect to this Section 14(M), and Section 6(A)(xii) of this Agreement, the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant the completeness or accuracy of any such information. Notwithstanding that the Custodian is not obligated hereunder to make any determination regarding whether Property held by the Custodian in any Eligible Securities Depository, as defined in Rule 17f-7 under the 1940 Act, will be subject to reasonable care pursuant to Rule 17f-5 under the 1940 Act, the Custodian will provide an analysis of the custody risks associated with maintaining assets with such Eligible Securities Depository and will monitor such risks on an ongoing basis and promptly notify the Client of any material change in these risks. In performing its responsibilities hereunder, the Custodian shall exercise reasonable care, prudence and diligence.

(N)     The Custodian agrees that it will at all times be bound by the Instructions and entitlement orders from the Client and shall not permit, honor or act upon any prior, equal or contemporaneous Claim to or instructions or orders of any kind with respect to Property by or from any other Person, and shall keep all Property deposited with the Custodian at all times free from all security interests, charges, claims, mortgages, pledges or other liens, restrictions or encumbrances other than those arising in connection with settlement of transactions pursuant to this Agreement and other charges and payments to Custodian as permitted by this Agreement.

15.      LITIGATION; INDEMNITY

(A)     The Custodian or any of its agents, as the case may be, may (but without being under any duty or obligation to) institute or defend legal proceedings, or take any other action arising out of or in connection with the Property and the Client shall indemnify the Custodian or agent against any costs and expenses, including without limitation any reasonable attorneys’ fees and disbursements, arising from such proceedings or other action and make available to the Custodian such security in respect of such costs and expenses as the Custodian or agent in its absolute discretion deems necessary or appropriate.

(B)

In the event the Custodian does not institute or defend legal proceedings, or take any other action arising out of or in connection with the Property, the Custodian hereby agrees that the Client shall, to the extent of any loss of the Client’s interest in the Property and to the extent permitted by applicable law and not prohibited by contract, be subrogated to all of the rights of recovery of the Custodian therefor against any third party person or entity; PROVIDED THAT nothing herein shall be interpreted as granting the Client any rights to bring any direct action under any insurance policy issued in favor of the Custodian or as limiting the Custodian’s right to bring any action against any such third party for any damages suffered by the Custodian. Notwithstanding any other provision hereof, in no event shall the Custodian be obliged to bring suit in its own name or be obliged to allow suit to be brought in its name except to the extent necessary to be entitled to seek relief. Notwithstanding anything herein to the contrary, in the event applicable law or contract prohibit subrogation, the Custodian shall institute or defend litigation at the request and cost of the Client. Subject to the terms of this Section 15(B) and to the extent permitted by law, the Custodian shall execute and deliver any and all such instruments and documents which the Client may reasonably request and take such other actions as reasonably necessary or appropriate to assist the Client in the exercise of such rights of recovery and to enable the Client to recover against any and all such third party persons or entities. The Client shall reimburse the Custodian for any reasonable out-of-pocket costs incurred in connection with the actions contemplated by this Section 15(B).

(C)     The Client agrees to indemnify the Custodian and to defend and hold the Custodian harmless against all      losses, liabilities, claims, expenses and Taxes, including any reasonable legal fees and disbursements, (each referred to as a “LOSS”) arising directly or indirectly:

(i)     from the fact that the Property is registered in the name of or held by the Custodian or any nominee or agent of the Custodian or any Clearance System;

(ii)     without limiting the generality of Section 15(C)(i), from any act which the Custodian or any nominee or agent performs or permits (including the provision of any overdraft or other financial accommodation which arises on the books of the Custodian, whether on an advised or unadvised basis) in relation to the Property pursuant to and in accordance with this Agreement or any Instructions;

(iii)     from the Custodian or any such nominee, agent or Clearance System carrying out any Instructions pursuant to the terms of this Agreement, including, without limitation, Instructions transmitted orally, by telephone, telex, facsimile transmission or any other means agreed by the Client and the Custodian from time to time or otherwise;

(iv)     from any reclaim or refund of Taxes effected by the Custodian or any agent for the Client; and

PROVIDED THAT the Custodian shall not be indemnified against or held harmless from any liability arising out of the Custodian’s negligence, fraud or willful default.

(D)     The disclosure by the Client to the Custodian that the Client has entered into this Agreement as the agent or representative of another person shall not prevent the Custodian from being entitled to treat the Client as incurring all obligations as principal under this Agreement.

(E)     The Custodian shall give notice of any Loss in respect of which the Client is obliged to provide indemnification pursuant to this Agreement. Such notice shall describe the Loss in reasonable detail, and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by Custodian.

16.      SET-OFF

     In addition to any other remedies available to the Custodian under applicable law, the Custodian may, for cash settlement purposes only, without prior notice to the Client, set off any payment obligation owed to it by the Client against any payment obligation owed by it to the Client regardless of the place of payment or currency of either obligation (and for such purposes may make any currency conversion necessary).

17.      FEES AND EXPENSES

     Without prejudice to any of its liabilities and obligations under this Agreement, the Client agrees to pay to the Custodian from time to time such fees and commissions for its services pursuant to this Agreement as determined in accordance with the terms of the Fee Agreement, together with any applicable taxes or levies, including, without limitation, all those items referred to in Section 8(ii) hereof. The Custodian is further authorized to debit upon prior notice and consent of the Client (as well after as before the date of any termination pursuant to Section 19 hereof) any account of the Client with the Custodian, including, without limitation, the Custody Cash Account, for any amount owing to the Custodian from time to time under this Agreement.

18.      TAX STATUS/WITHHOLDING TAXES

(A)     The Client will provide the Custodian with information as to its tax status as reasonably requested by the Custodian from time to time.

(B)     The Client may be required from time to time to file such proof of taxpayer status or residence, to execute such certificates and to make such representations and warranties, or to provide any other information or documents in respect of the Property, as the Custodian or any of its agents may deem necessary or proper to fulfill the obligations of the Custodian or its agents under applicable law. The Client shall provide the Custodian or its agents, as appropriate, in a timely manner, with copies, or originals if necessary and appropriate, of any such proofs of residence, taxpayer status or identity, beneficial ownership of Property and any other information or documents which the Custodian or its agents may reasonably request.

(C)     If any Taxes shall become payable with respect to any payment due to the Client, such Taxes may be withheld from such payment in accordance with applicable law. The Custodian and any agents may withhold any interest, any dividends or other distributions or securities receivable in respect of Securities, proceeds from the sale or distribution of Securities (“Payments”), or with prior notice to and consent of Client may sell for the account of the Client any part thereof or all of the Securities, and may apply such Payment and/or cash from the Custody Cash Account in satisfaction of such Taxes, the Client remaining liable for any deficiency. If any Taxes shall become payable with respect to any payment made to the Client by the Custodian or its agents in a prior year, the Custodian or its agents may withhold Payments in satisfaction of such prior year’s Taxes.

(D)     In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian or any of its agents, shall apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); PROVIDED THAT the Client provides to the Custodian such documentation and information as is necessary to secure such tax relief. Custodian shall advise Client of the necessary documentation. In no event shall the Custodian or any of its agents be responsible for the difference between the statutory rate of withholding and the treaty rate of withholding if the Custodian or any of its agents are unable to secure tax relief.

19.      TERMINATION

(A)     Either of the parties hereto may terminate this Agreement by giving not less than 60 days’ prior written notice to the other party; PROVIDED THAT within 60 days of such notice, the Client shall provide the Custodian with Instructions specifying the person to whom the Custodian shall deliver the Property in the Custody Account and Custody Cash Accounts; PROVIDED FURTHER THAT if the Custodian has effected any transaction on behalf of the Client the settlement of which is likely to extend beyond the expiration of such notice, then the Custodian shall be entitled in its absolute discretion to close out or complete such transaction and to retain sufficient funds from the Property for that purpose. If within 60 days following termination, the Client fails to give the Custodian Instructions specifying the person to whom the Custodian shall deliver the Property in the Custody Account and Custody Cash Account, the Custodian shall deliver the Property to the Client at its address set out above.

(B)     The rights and obligations contained in Sections 15, 16, 17 and 18 of this Agreement shall survive the termination of this Agreement.

20.      ASSIGNMENT

     This Agreement shall bind and enure for the benefit of the parties hereto and their respective successors and permitted assigns, and the Client shall not assign, transfer or charge all or any rights or benefits hereunder without the written consent of the Custodian. The Custodian may not assign, transfer or charge all or any of its rights or benefits hereunder without the written consent of the Client; PROVIDED HOWEVER that this Agreement may be assigned by the Custodian to another member of the Citicorp Organization with equal or greater shareholders equity with prior written notice to the Client, and such assignee shall, without the execution or filing of any consents or other documents, succeed to and be substituted for the Custodian with like effect as though such assignee had been originally named as the Custodian hereunder. Any purported assignment, transfer or charge made in contravention of this Section shall be null and void and of no effect whatsoever.

21.      INTENTIONALLY DELETED.

22.      DISCLOSURE

(A)     The Client agrees and understands that the Custodian or its agents may disclose information regarding the Custody Account and/or the Custody Cash Account if required to do so (i) to establish under the laws of any relevant jurisdiction the nominee (or similar) status of the Custodian or its agents with respect to Property in the Custody Account and/or Custody Cash Account for the purpose of performing or discharging its duties and obligations under this Agreement, (ii) to enable auditors to perform auditing services, (iii) to make the required tax certifications in the relevant jurisdictions, (iv) by any applicable law, statute or regulation or court order or similar process in any relevant jurisdiction, (v) by order of an authority having power to require disclosure by the Custodian or its agents within the jurisdiction of such authority, whether of a governmental nature or otherwise, or (vi) where required by the operating rules of any relevant Clearance System.

(B)     The Client hereby authorizes (i) the collection, storage and processing of any information relating to the Client by the Custodian and the Branches, subsidiaries, affiliates and agents of, or Clearance Systems used by, Citibank, N.A.; and (ii) the transfer of any information relating to the Client to and between the Branches, subsidiaries, affiliates and agents of, or Clearance Systems used by, Citibank, N.A. and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of services to the Client, and further acknowledges that any such Branch, subsidiary, affiliate, agent, third party or Clearance System shall be entitled to transfer any such information as required by any law, court, legal process or as requested by any authority in accordance with which it is required to act, as it shall reasonably determine. Custodian shall advise Client prior to any such disclosure.

(C)     The Client agrees that the terms of this Agreement shall be kept strictly confidential and no printed materials or other matter in any language (including without limitation, prospectuses, statements of additional information, notices to shareholders, annual reports and promotional materials) which mention Citicorp, Citibank, N.A. or the Custodian’s name, or the rights, powers or duties of the Custodian, shall be issued by the Client or on the Client’s behalf unless Citibank, N.A. and/or the Custodian (as applicable) shall first have given its specific written consent thereto; PROVIDED THAT no prior consent shall be required if the only reference to the Custodian’s name is in identifying the Custodian as one of the Client’s custodians and/ or describing Custodian’s responsibilities for Client per the terms of this Agreement.

23.      NOTICES

All notices and communications to be given by one party to the other under this Agreement shall be in writing in the English language and (except for notices, reports and information from the Custodian, and Instructions given by electronic means) shall be made either by telex or facsimile, other electronic means agreed to by the parties or by letter addressed to the party concerned at the addresses set out above (or at such other addresses as may be notified in writing by either party to the other from time to time). Any such notice or communication hereunder shall be effective upon actual receipt.

24.      GOVERNING LAW AND JURISDICTION

(A)     This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflict) of the state of New York. The Client agrees for the benefit of the Custodian and, without prejudice to the right of the Custodian to take any proceedings in relation hereto before any other court of competent jurisdiction, that the courts of the State of New York shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

(B)     Each party hereto waives any objection it may have at any time to the laying of venue of any actions or proceedings brought in a court of the State of New York, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(C)     The Client irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment), and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any actions or proceedings in such courts, and irrevocably agrees, to the fullest extent permitted by applicable law, that it will not claim such immunity in any such actions or proceedings.

(D)     The Client hereby understands and agrees that the opening of, the holding of all or any part of the Property in, and the delivery of any Securities and other Property to or from, the Custody Account and Custody Cash Account and the performance of any activities contemplated in this Agreement by the Custodian, including acting on any Instructions, are subject to the relevant local laws, regulations, decrees, orders, government acts, customs, procedures and practices (i) to which the Custodian, or any Subcustodian or Clearance System, is subject and (ii) as exist in the country in which the Property is held.

25.      MISCELLANEOUS

(A)     This Agreement shall not be amended except by a written agreement and any purported amendment made in contravention of this Section shall be null and void and of no effect whatsoever.

(B)     This Agreement and the Amended and Restated Foreign Custody Manager Agreement shall constitute the entire agreement between the Client and the Custodian and, unless otherwise expressly agreed in writing, shall supersede, amend, restate and replace all prior agreements relating to global custodial services, written or oral, between the parties hereto; provided, however, that the Pooled Repurchase Custody Agreement dated September 27, 1993 as amended by the First Amendment thereto dated June, 1994 between the Custodian and certain Oppenheimer and Centennial Funds including the Client shall remain in full force and effect, and in the event of any inconsistencies between the provisions of this Agreement and the Pooled Repurchase Custody Agreement, the latter agreement shall control.

(C)     The parties hereto agree that (i) the rights, powers, privileges and remedies stated in this Agreement are cumulative and not exclusive of any rights, powers, privileges and remedies provided by law, unless specifically waived, and (ii) any failure or delay in exercising any right power, privilege or remedy will not be deemed to constitute a waiver thereof and a single or partial exercise of any right, power, privilege or remedy will not preclude any subsequent or further exercise of that or any other right, power, privilege or remedy.

(D)     In the event that any provision of this Agreement, or the application thereof to any person or circumstances, shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction.

(E)     Titles to Sections of this Agreement are included for convenience of reference only and shall be disregarded in construing the language contained in this Agreement.

(F)     This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A., New York Office     OPPENHEIMERFUNDS, INC.

          By: ________________________

     By: _____________________

     Eugene Fauquier          Katherine P. Feld, Vice President

Name: Eugene Fauquier_________     on behalf of each investment company identified on Appendix A

Title: Vice President            attached hereto individually and severally, and not jointly and severally

APPENDIX A

FUND	ACCOUNT #	ACCOUNT NAME

150	099920	Centennial Money Market Trust
160	099862	Centennial Tax Exempt Trust
170	099975	Centennial Government Trust
180	845873	Centennial California Tax Exempt Trust
200	345246	Oppenheimer Money Market Fund
205		Oppenheimer Series Fund, Inc. for the account of Oppenheimer Disciplined Allocation Fund
211		Oppenheimer Trinity Core Fund
215		Oppenheimer Global Growth & Income Fund
220	847143	Oppenheimer U.S. Government Trust
225	847940	Oppenheimer Quest Value
236	847941	Oppenheimer Quest Opportunity Value
251	847942	Oppenheimer Quest Small Cap Value
254	847945	Oppenheimer Quest Global Value
257	847943	Oppenheimer Quest Balanced Value Fund
261		Oppenheimer Europe Fund
270		Oppenheimer Growth Fund
300		Oppenheimer Capital Income Fund
310	347080	Oppenheimer Municipal Bond Fund
345		Bond Fund Series for the account of Oppenheimer Convertible Securities Fund
351	849393	Oppenheimer Legacy Program/Growth Pool
352	849394	Oppenheimer Legacy Program/Income Pool
353	849396	Oppenheimer Legacy Program/Money Pool
355	847622	Limited Term New York Municipal Fund
365	847621	Rochester Fund Municipals
360	847141	Oppenheimer AMT-Free New York Municipals (formerly Oppenheimer New York Municipal Fund)
375		Oppenheimer Series Fund, Inc. for the account of Oppenheimer Value Fund
381		Oppenheimer Trinity Value Fund
395	847331	Oppenheimer New Jersey Municipal Fund
410		Oppenheimer Gold & Special Minerals Fund
416	849286	Oppenheimer Core Plus Fund
420		Oppenheimer Total Return Fund, Inc.
500		Oppenheimer Discovery Fund
505		Oppenheimer Select Managers for the account of Mercury Advisors S&P 500 Index Fund
510		Oppenheimer Select Managers for the account of Mercury Advisors Focus Growth Fund
515		Oppenheimer Select Managers for the account of QM Active Balanced Fund
520		Oppenheimer Select Managers for the account of Jennison Growth Fund
525		Oppenheimer Select Managers for the account of Salomon Brothers Capital Fund
530		Oppenheimer Select Managers for the account of Gartmore Millenium Growth Fund II
535		Oppenheimer Total Return Bond Fund
600		Oppenheimer Multi Cap Value Fund
625		Oppenheimer International Value Trust for the account of Oppenheimer International Value Fund
635		Oppenheimer International Large Cap-Core Trust for the account of Oppenheimer International Large Cap-Core Fund
700		Oppenheimer Main Street Funds, Inc. for the account of Oppenheimer Main Street Fund
721		Oppenheimer Emerging Growth Fund
731		Oppenheimer Main Street Opportunity Fund
740	845861	Oppenheimer Pennsylvania Municipal Fund
745		Oppenheimer MidCap Fund
755	849103	Oppenheimer Capital Preservation Fund
760	845764	Oppenheimer Cash Reserves
765		Oppenheimer Emerging Technologies Fund
775		Oppenheimer Trinity Large Cap Growth Fund
780	845766	Centennial New York Tax Exempt Trust
790	845767	Oppenheimer California Municipal Fund
795	847279	Oppenheimer Rochester National Municipals (Formerly Oppenheimer Florida Municipal Fund)
855	846077	Oppenheimer Limited Term Government Fund
860	846078	Oppenheimer Intermediate Municipal Fund
870	846080	Centennial America Fund
885		Oppenheimer Enterprise Fund